Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-151376) and related Prospectus of SuccessFactors, Inc., for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2008, with respect to the consolidated financial statements of SuccessFactors, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
June 6, 2008